Exhibit 99.1

PHARMACOPEIA DRUG DISCOVERY, INC.

SELECTED  FINANCIAL DATA

(Dollars in thousands, except share data)

Statements of Operations

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2006	2005	2006	2005
Net revenue	$3,271	$5,573	$16,936	$20,403

Collaborative research and development expense	3,791	3,347	13,551	17,734
Proprietary research and development expense	5,963	3,539	23,524	10,965
Sales, general and administrative expense	2,847	2,332	9,848	10,196
Restructuring and other charges (credits)	—	—	(88)	—
Interest and other income, net	(535)	(339)	(1,568)	(1,120)
Decrease in warrant liability	(89)	—	(89)	—
	11,977	8,879	45,178	37,775
Loss before income taxes	(8,706)	(3,306)	(28,242)	(17,372)
Benefit from income taxes	(515)	(255)	(478)	(234)
Net loss	$(8,191)	$(3,051)	$(27,764)	$(17,138)

Net loss per share:
— Basic and diluted	$(0.41)	$(0.20)	$(1.69)	$(1.27)

Weighted average number of common stock outstanding:
— Basic and diluted	20,085,880	14,961,777	16,448,030	13,513,582

PHARMACOPEIA DRUG DISCOVERY, INC. SELECTED FINANCIAL DATA (Dollars in thousands) Balance Sheets

	December 31, 2006	December 31, 2005
Cash, cash equivalents and marketable securities	$46,140	$30,366
Accounts receivable, net	5,006	2,256
Other assets, net	14,981	13,397
Total assets	$66,127	$46,019

Current liabilities	$18,750	$8,862
Long-term liabilities	16,946	1,904
Total stockholders' equity	30,431	35,253
Total liabilities and stockholders' equity	$66,127	$46,019